As filed with the Securities and Exchange Commission on August 10, 2011
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	23-2705690
(State or other jurisdiction of	(I.R.S. Employer Identification No.
incorporation or Organization)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of Principal Executive Offices)	(Zip Code)

GENVEC, INC. 2002 STOCK INCENTIVE PLAN
GENVEC, INC. 2011 OMNIBUS INCENTIVE PLAN
(Full titles of the plans)

Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(Name and address of agent for service)

(240) 632-0740
(Telephone number, including area code, of agent for service)

Copy to:
Asher M. Rubin
William I. Intner
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland  21202
Telephone: (410) 659-2700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(3)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 (1)	812,000	(2)	$2.14	(3)	$1,737,680.00		$201.75
Common Stock, par value $0.001 (1)	1,107,959	(4)	—	(5)	—	(5)	—	(5)

(1)	Includes Series A Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act, solely for purposes of calculating the registration fee, and is based on the high and low prices per share of common stock on August 9, 2011 as reported on the NASDAQ Capital Market.

(4)
Represents shares of common stock issuable under the remaining available for issuance as of the effective date of the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and shares of common stock reserved for issuance upon the exercise of outstanding awards, in each case pursuant to the GenVec, Inc. 2002 Stock Incentive Plan, as amended (the “2002 Plan”).

(5)	Fees for registration of shares of these common stock under the 2002 Plan have previously been paid in connection with the Registration Statement on Form S-8 (Registration No. 333-153693).

EXPLANATORY NOTE
AND STATEMENT PURSUANT TO RULE 429

This Registration Statement on Form S-8 of GenVec, Inc. (the “Company”) is being filed to register 812,000 shares of common stock (the “New Shares”) that are issuable under the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and the Company’s 2002 Stock Incentive Plan (the “2002 Plan”).  Previously, the Company registered 958,000 shares of common stock on Registration Statement on Form S-8 (Registration No. 333-153693) and 200,000 shares of common stock on Registration Statement on Form S-8 (Registration No. 333-110446) (collectively, the “Prior Forms S-8”) for issuance pursuant to the 2002 Plan. Pursuant to Rule 429 under the Securities Act, the prospectus and information required by Part I of this Registration Statement also relate to the shares previously registered on the Prior Forms S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 0-24469).

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011 (File No. 0-24469).

(c)	The Company’s Current Reports on Form 8-K filed on April 1, 2011, April 8, 2011, April 20, 2011 and June 17, 2011 (File No. 0-24469).

(d)
The description of the Company’s common stock, par value $0.001 per share, included under the caption “Description of Capital stock” in the Prospectus forming a part of the S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 7, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145.  Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The Company has adopted provisions in its Amended and Restated Certificate of Incorporation, as amended, that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

Bylaws.  The Company’s amended and restated bylaws provide for the indemnification of directors and officers to the full extent permitted by Section 145 of the DGCL.

Indemnification Agreements.  The Company has entered into agreements with its directors and certain of its executive officers that require it to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by Delaware law.

Insurance Policies.  The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing descriptions are only general summaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on August 10, 2011.

GENVEC, Inc.

By:	/s/ Paul H. Fischer
Name:	Paul H. Fischer, Ph.D.
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of GenVec, Inc., hereby severally and individually constitute and appoint Paul H. Fischer and Douglas J. Swirsky, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on August 10, 2011 by the following persons in the capacities indicated.

Name	Title

/s/ Paul H. Fischer	President, Chief Executive Officer and
Paul H. Fischer, Ph.D.	Director
(Principal Executive Officer)

/s/ Douglas J. Swirsky	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Douglas J. Swirsky	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Edward M. Connor, Jr.	Director
Edward M. Connor, Jr., M.D.

/s/ Wayne T. Hockmeyer	Director
Wayne T. Hockmeyer, Ph.D.

/s/ Zola P. Horovitz	Director
Zola P. Horovitz, Ph.D.

/s/ William N. Kelley	Director
William N. Kelley, M.D.

/s/ Adel A.F. Mahmoud	Director
Adel A.F. Mahmoud, M.D., Ph.D.

/s/ Marc R. Schneebaum	Director
Marc R. Schneebaum

/s/ Kevin M. Rooney	Director
Kevin M. Rooney

S-1

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended & Restated Certificate of Incorporation of the Company.(1)
3.1(a)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company.(2)
3.1(b)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company.(3)
3.1(c)	Certificate of Designations of the Series A Junior Participating Preferred Stock.(1)
3.1(d)	Certificate of Amendment to the Certificate of Designations of the Series A Junior Participating Preferred Stock.(2)
3.1(e)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of GenVec, Inc.(4)
3.2	Amended & Restated Bylaws of the Company.(2)
4.1	Specimen Common Stock Certificate.(5)
4.2
Rights Agreement dated as of September 7, 2001 between the Company and American Stock Transfer & Trust Company, the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto, and the form of Summary of Rights attached as Exhibit C thereto.(6)

4.3	Amendment No. 1, dated August 21, 2003, to the Rights Agreement dated September 7, 2001.(7)
10.1	2002 Stock Incentive Plan as amended and forms of agreements thereunder.(8)
10.2	Amendment to the GenVec, Inc. 2002 Stock Incentive Plan.(9)
10.3	Amendment to the GenVec, Inc. 2002 Stock Incentive Plan.(10)
10.5	GenVec, Inc. 2011 Omnibus Incentive Plan.(11)
5.1	Opinion of Hogan Lovells US LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).

(1)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 31, 2003.

(2)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on November 10, 2003.

(3)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 14, 2007.

(4)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on April 20, 2011.

(5)	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-47408) declared effective by the Securities and Exchange Commission on December 12, 2000.

(6)	Incorporated by reference from our Registration Statement on Form 8-A (File No: 0-24469) filed with the Securities and Exchange Commission on September 26, 2001.

(7)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on August 22, 2003.

(8)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 17, 2008.

(9)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 18, 2010.

(10)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 18, 2010.

(11)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 17, 2011.